Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Amendment No.1 to the Annual Report on Form 10-K/A of Summit Healthcare REIT, Inc. of our report dated August 12, 2022, with respect to the combined financial statements of the GA8 Tenants as of and for the year ended December 31, 2021 and 2020.

/s/ Warrant Averett, LLC

Warren Averett

Certified Public Accountants

Birmingham, Alabama

August 26, 2022